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                                                                    Exhibit 23.2

                        Consent of Independent Auditors

We consent to the incorporation by reference of our report dated August 6, 1998, (except for the third sentence of paragraph ten of Note 8 and Note 11 as to which the dates are November 12, 1998 and Note 12 as to which the date is January 6, 1999), in the Registration Statements (Forms S-8) pertaining to the 1998 Director Stock Option Plan, the 1998 Employee Stock Purchase Plan, the Amended and Restated 1997 Stock Incentive Plan and the Amended and Restated 1989 Stock Option Plan of Bottomline Technologies (de), Inc., with respect to the financial statements and schedule of Bottomline Technologies (de), Inc. for the year ended June 30, 1998, included in its Registration Statement (Form S-1
No. 333-67309) filed with the Securities and Exchange Commission.


                                                          /s/ Ernst & Young LLP

Boston, Massachusetts
May 10, 1999